Exhibit 99.1
Crescent Energy Reports Third Quarter 2022 Financial and Operating Results
Declares Cash Dividend of $0.17 per Share
Reaffirms Full Year 2022 Production, Capex, Adj. EBITDAX and LFCF Guidance

Houston, November 9, 2022 – Crescent Energy Company (NYSE: CRGY), ("Crescent" or the "Company"), today announced financial and operating results for the third quarter of 2022 and a quarterly cash dividend of $0.17 per share. Crescent has provided a supplemental slide deck on its third quarter results, which can be found at www.crescentenergyco.com. The Company plans to host its third quarter conference call and webcast at 10 a.m. CT, Thursday, November 10, 2022. Details can be found in this release.

Third Quarter 2022 Highlights
–Produced 150 MBoe/d, a 6% quarter-over-quarter increase; oil comprised 46% of total third quarter volumes on an equivalent basis
–Reported $555 million of net income and $179 million of Adjusted Net Income(1)
–Generated $359 million of Adjusted EBITDAX(1), $570 million of Unhedged Adjusted EBITDAX(1)
–Announced $144 million of Levered Free Cash Flow(1)
–Exited the third quarter at 1.0x Net LTM Leverage(1), in-line with the Company's long-term target
–Capital investments, excluding acquisitions, were $190 million, in-line with expectations
–Announced positive amendments to its revolving credit facility (the "Credit Facility")
–Completed secondary equity offering, and concurrent buyback of OpCo Units, increasing public equity float by 15%
–Entered into a definitive purchase agreement to sell non-core Permian assets for $80 million, subject to customary purchase price adjustments
–Reaffirms full year 2022 guidance for production, capital expenditures, Adjusted EBITDAX and Levered Free Cash Flow assuming prior pricing assumptions and adjusted for divestitures
–Published second environmental, social and governance ("ESG") report, setting targets for five ESG priority areas, as well as benchmarks for measuring future performance. The document, which can be found on Crescent's website, reports against the Task Force on Climate-related Financial Disclosures ("TCFD") framework and offers guidance on the Company's role in a lower carbon future

Crescent CEO David Rockecharlie said, “Since going public less than a year ago, we’ve executed exceptionally well and advanced our top priorities: generating significant cash flow, completing accretive acquisitions, accessing the capital markets, executing on our high-return, multi-rig development program and publishing our second ESG report. Our year-to-date achievements are a testament to the quality of both our asset base and our people – each of these accomplishments align with our strategy and broader goals to create long-term shareholder value.”

Third Quarter 2022 Results
Crescent reported $555 million of net income and $179 million of Adjusted Net Income(1). The Company generated $359 million of Adjusted EBITDAX(1), $570 million of Unhedged Adjusted EBITDAX(1) and $144 million of Levered Free Cash Flow(1) for the period, a 4% decrease, 11% decrease and 5% increase, respectively, relative to the second quarter.

Costs and expenses, stated on a Boe basis, were generally in-line with Company expectations, despite industry-wide inflationary pressures. Operating costs and operating costs excluding production and other taxes, were both 4% higher relative to the second quarter, and in excess of our operating cost guide, reflecting incremental inflation and infrastructure maintenance as well as overall elevated workover activity. This increase includes $0.46 per Boe of transaction and nonrecurring operating expenses. G&A expense and Adjusted Recurring Cash G&A(1)

(includes manager compensation and excludes non-cash equity-based compensation) totaled $1.25 and $1.40 per Boe, a 17% decrease and nominal percent increase relative to the second quarter, respectively.

Crescent produced 150 net MBoe/d in the third quarter (comprised of 46% oil, 13% NGLs, and 41% gas), a 6% increase above the prior quarter, and in-line with the Company's expectations.

Average realized price for the third quarter, excluding the effect of commodity derivatives, totaled $61.65 per Boe, 11% lower than the second quarter. Excluding the effect of commodity derivatives during the quarter, average realized prices by commodity were $86.77 per barrel of oil (95% of WTI), $6.99 per Mcf of gas (95% of Henry Hub) and $35.22 per barrel of NGLs (38% of WTI).

Third quarter capital investments, excluding acquisitions, were $190 million. The Company drilled five gross operated locations in the Uinta and five in the Eagle Ford. In addition, Crescent brought online 13 gross wells in the Uinta. Crescent is planning to operate two rigs (one Uinta, one Eagle Ford) for the remainder of the year.

On November 4, 2022, subsequent to quarter end, Crescent entered into a definitive purchase and sale agreement to divest non-core Permian basin assets in Ector County, Texas for $80 million in cash, subject to customary purchase price adjustments. Closing is expected to occur by year-end 2022. Closing is subject to customary closing conditions. Proceeds are expected to reduce outstanding borrowings on the Company’s Credit Facility. Year to date, the Company has divested non-core assets for combined proceeds in excess of $100 million.

Financial Position
In late September, the Company announced positive amendments to its Credit Facility, effective September 23, 2022. The amendments were approved by the 11 member banks supporting the facility. Highlights include: (i) an 11% borrowing base increase to $2.0 billion from $1.8 billion, (ii) a flat elected commitment amount of $1.3 billion, (iii) a facility term extension through September 2027 and (iv) a 50 bps decrease in the interest rate margin for amounts outstanding on the Credit Facility.

As of September 30, 2022, the Company had total long-term debt of $1.4 billion, consisting of $700 million of senior unsecured notes and $685 million of outstanding borrowings on its revolving credit facility (the "Credit Facility"). Total liquidity as of September 30, 2022, was $625 million, including availability on its revolver ($1.3 billion elected commitment with a $2.0 billion borrowing base), cash and cash equivalents of $22 million, and outstanding letters of credit of $12 million. Crescent exited the quarter with a Net LTM Leverage(1) ratio of 1.0x, in-line with its stated target. The Company expects to generate additional cash flow for the remainder of 2022, which it plans to use to fund its dividend and further strengthen the balance sheet.

Dividend
Consistent with the Company’s framework to return cash to shareholders, the Board approved a third quarter cash dividend of $0.17 per share, payable on December 7, 2022, to shareholders of record as of the close of business on November 23, 2022. Crescent expects to pay a $0.17 per share quarterly dividend for the fourth quarter of 2022, subject to Board approval and applicable law.

Guidance
Crescent reiterates full year 2022 guidance for production, capital, Adj. EBITDAX, and Levered Free Cash Flow, assuming prior pricing assumptions of $100/Bbl WTI and $6/MMBtu Henry Hub, when adjusted for divestitures. Additional guidance details are available in supplemental materials provided on the Company's website.

Risk Management
Crescent utilizes hedges to manage commodity price risks, protect the balance sheet, and ensure returns on invested capital. Crescent is approximately 60% hedged for the remainder of 2022 at the midpoint of its production guidance. Approximately 50% of the Company’s current hedge book was entered into in connection with prior acquisitions. As certain acquisition hedges are rolled off, the Company will more fully participate at market pricing. Complete details on the Company's derivative positions can be found in its investor presentation located at https://ir.crescentenergyco.com/events-presentations/.

Third Quarter 2022 Conference Call Information
Crescent plans to host a conference call to discuss its third quarter 2022 financial and operating results at 10 a.m. CT on Thursday, November 10, 2022. Complete details are below. A webcast replay will be available on the website following the call. Crescent has provided an investor presentation on its third quarter 2022 results on its website, www.crescentenergyco.com.

Date: Thursday, November 10, 2022
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: https://ir.crescentenergyco.com/events-presentations/

About Crescent Energy Company
Crescent is a well-capitalized, U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states and substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns, operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the Uinta Acquisition. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the impact of armed conflict, including in Ukraine, the timing and success of business development efforts, sustained cost inflation and central bank policy changes associated therewith, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
On December 7, 2021, Crescent was formed through the merger of Independence Energy ("Independence"), and Contango Oil and Gas ("Contango"). Referenced results for the three and nine months ended September 30, 2022, as well as the three months ended June 30, 2022, reflect the combined Company. Referenced results for the three and nine months ended September 30, 2021, reflect only legacy Independence, Crescent's predecessor for financial reporting purposes.

While OpCo Units and corresponding shares of Class B common stock are outstanding in our "Up-C" structure, and in accordance with the terms of our Management Agreement under which Class A shareholders bear only their proportionate share of Manager Compensation, portions of Manager Compensation, income tax provision (benefit) amounts and dividends paid corresponding to such ownership are required to be classified as distributions to redeemable noncontrolling interests rather than G&A expense, income tax provision (benefit), and dividends paid to Class A Common Stock, respectively. We define those redeemable noncontrolling interest ("RNCI") distributions made by OpCo related to (i) Manager Compensation as “Manager Compensation RNCI Distributions,” (ii) income tax provision (benefit) as “Income Tax RNCI Distributions,” and (iii) dividends paid as “Dividend RNCI Distributions.”

To facilitate comparison of our G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) to peer companies with varying corporate and management structures, Adjusted EBITDAX, Unhedged Adjusted EBITDAX and Levered Free Cash Flow, for both (i) historical periods since the Merger Transaction and (ii) periods for which we provide guidance, are presented assuming the full redemption of all outstanding OpCo Units for shares of our Class A common stock and a corresponding cancellation of all shares of our Class B Common Stock. Management believes this presentation is most useful to investors, as the full amounts of Manager Compensation as G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) are thereby reflected as such.

Crescent Operational Summary

	For the three months ended
	September 30, 2022	June 30, 2022	September 30, 2021
Average daily net sales volumes:
Oil (MBbls/d)	69	64	35
Natural gas (MMcf/d)	367	356	235
NGLs (MBbls/d)	20	20	17
Total (MBoe/d)	150	142	91
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$86.77	$104.23	$69.46
Natural gas ($/Mcf)	6.99	6.40	4.01
NGLs ($/Bbl)	35.22	46.98	30.51
Total ($/Boe)	61.65	68.96	42.65
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$72.55	$78.84	$54.10
Natural gas ($/Mcf)	3.56	3.51	2.97
NGLs ($/Bbl)	32.04	32.15	16.99
Total ($/Boe)	46.32	48.37	31.54
Expense (per Boe)
Operating expense, excluding production and other taxes(2)	$15.33	$14.68	$14.28
Production and other taxes	5.18	5.05	3.36
Depreciation, depletion and amortization	10.50	10.15	8.74
General and administrative expense	1.25	1.52	1.32
Non-GAAP expense (per Boe)
Adjusted Recurring Cash G&A(1)(3)	$1.40	$1.40	$0.34

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)Operating expense, excluding production and other taxes includes lease operating expense, workover expense, asset operating expense, gathering, transportation and marketing, and midstream operating expense. Includes certain costs that are contractually indexed to commodity prices, such as CO2 purchase costs related to Crescent's CO2 flood asset in Wyoming, and certain gathering and transportation expenses. These contractual commodities indexed operating expenses move in tandem with commodity prices and as commodity prices increase, higher contractual commodity-linked operating costs are offset by higher realizations. Includes certain transaction and non-recurring expenses of $0.46 per Boe, $0.25 per Boe and $0.15 per Boe in September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
(3)Crescent defines Adjusted Recurring Cash G&A as General and Administrative Expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation RNCI Distributions. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and non-cash equity-based compensation and includes Manager Compensation RNCI Distributions, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies.

Crescent Income Statement

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:	(in thousands, except per share data)
Oil	$550,823	$222,074	$1,525,899	$627,817
Natural gas	235,830	86,779	586,318	230,271
Natural gas liquids	64,810	47,322	219,853	121,613
Midstream and other	13,494	9,553	40,231	34,017
Total revenues	864,957	365,728	2,372,301	1,013,718
Expenses:
Lease operating expense	121,554	58,338	322,752	175,966
Workover expense	21,126	2,932	56,102	7,823
Asset operating expense	20,791	10,810	54,653	24,306
Gathering, transportation and marketing	44,757	44,634	131,271	136,056
Production and other taxes	71,511	28,090	183,491	80,276
Depreciation, depletion and amortization	145,008	73,025	375,600	233,122
Exploration expense	1,909	754	3,848	833
Midstream operating expense	3,550	2,518	9,972	8,848
General and administrative expense	17,311	11,024	59,489	33,775
Gain on sale of assets	(127)	(1)	(5,114)	(9,418)
Total expenses	447,390	232,124	1,192,064	691,587
Income (loss) from operations	417,567	133,604	1,180,237	322,131
Other income (expense):
Gain (loss) on derivatives	205,130	(282,222)	(645,565)	(885,032)
Interest expense	(27,057)	(12,984)	(68,518)	(37,810)
Other income (expense)	(2,670)	(48)	(4,472)	(54)
Income from equity affiliates	834	—	4,086	—
Total other income (expense)	176,237	(295,254)	(714,469)	(922,896)
Income (loss) before taxes	593,804	(161,650)	465,768	(600,765)
Income tax benefit (expense)	(38,455)	(393)	(34,528)	(407)
Net income (loss)	555,349	(162,043)	431,240	(601,172)
Less: net (income) loss attributable to Predecessor	—	160,567	—	585,804
Less: net (income) loss attributable to noncontrolling interests	(904)	1,476	(2,087)	15,368
Less: net (income) loss attributable to redeemable noncontrolling interests	(436,084)	—	(341,269)	—
Net income (loss) attributable to Crescent Energy	$118,361	$—	$87,884	$—
Net income (loss) per share:
Class A common stock – basic	$2.74		$2.07
Class A common stock – diluted	$2.74		$2.07
Class B common stock – basic and diluted	$—		$—
Weighted average shares outstanding:
Class A common stock – basic	43,197		42,377
Class A common stock - diluted	43,210		42,382
Class B common stock – basic and diluted	125,797		126,950

Crescent Consolidated Balance Sheet
(Unaudited)
	September 30, 2022	December 31, 2021
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$22,478	$128,578
Accounts receivable, net	518,531	321,855
Accounts receivable – affiliates	1,532	20,341
Derivative assets - current	7,120	—
Drilling advances	10,220	200
Prepaid and other current assets	20,595	8,644
Total current assets	580,476	479,618
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	7,299,737	6,043,602
Unproved	331,294	308,721
Oil and natural gas properties at cost, successful efforts method	7,631,031	6,352,323
Field and other property and equipment, at cost	177,181	144,318
Total property, plant and equipment	7,808,212	6,496,641
Less: accumulated depreciation, depletion, amortization and impairment	(2,300,795)	(1,941,528)
Property, plant and equipment, net	5,507,417	4,555,113
Goodwill	76,826	76,564
Derivative assets – noncurrent	—	579
Investment in equity affiliates	14,509	15,415
Other assets	50,366	30,173
TOTAL ASSETS	$6,229,594	$5,157,462

Crescent Consolidated Balance Sheet
(Unaudited)
	September 30, 2022	December 31, 2021
	(in thousands, except share data)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$596,115	$337,881
Accounts payable – affiliates	39,962	8,675
Derivative liabilities – current	384,038	253,525
Financing lease obligations – current	2,446	1,606
Other current liabilities	17,324	14,438
Total current liabilities	1,039,885	616,125
Long-term debt	1,372,334	1,030,406
Derivative liabilities – noncurrent	89,343	133,471
Asset retirement obligations	290,122	258,102
Deferred tax liability	141,643	82,537
Financing lease obligations – noncurrent	5,032	3,512
Other liabilities	22,253	13,652
Total liabilities	2,960,612	2,137,805
Commitments and contingencies
Redeemable noncontrolling interests	2,419,993	2,325,013
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 49,433,154 and 43,105,376 shares issued, and 48,282,163 and 41,954,385 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	5	4
Class B common stock, $0.0001 par value; 500,000,000 shares authorized and 118,645,323 and 127,536,463 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	12	13
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Treasury stock, at cost; 1,150,991 shares of Class A common stock as of September 30, 2022 and December 31, 2021	(18,448)	(18,448)
Additional paid-in capital	801,978	720,016
Retained earnings (accumulated deficit)	61,375	(19,376)
Noncontrolling interests	4,067	12,435
Total equity	848,989	694,644
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,229,594	$5,157,462

Crescent Cash Flow Statement

(Unaudited)
	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:	(in thousands)
Net income (loss)	$431,240	$(601,172)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	375,600	233,122
Deferred income tax expense (benefit)	27,428	—
(Gain) loss on derivatives	645,565	885,032
Net cash (paid) received on settlement of derivatives	(654,377)	(389,142)
Non-cash equity-based compensation expense	26,306	14,054
Amortization of debt issuance costs and discount	6,431	6,809
Gain on sale of oil and natural gas properties	(5,114)	(9,418)
Restructuring of acquired derivative contracts	(51,994)	—
Settlement of acquired derivative contracts	(39,046)	—
Other	(6,941)	3,256
Changes in operating assets and liabilities:
Accounts receivable	(189,512)	(67,588)
Accounts receivable – affiliates	18,809	(9,363)
Prepaid and other current assets	(22,011)	27,898
Accounts payable and accrued liabilities	213,428	60,112
Accounts payable – affiliates	24,560	(4,720)
Other	(3,018)	(248)
Net cash provided by operating activities	797,354	148,632
Cash flows from investing activities:
Development of oil and natural gas properties	(440,375)	(83,697)
Acquisitions of oil and natural gas properties	(627,539)	(65,391)
Proceeds from the sale of oil and natural gas properties	4,800	22,053
Purchases of restricted investment securities – HTM	(7,175)	(6,746)
Maturities of restricted investment securities – HTM	5,400	8,121
Other	3,955	(1,116)
Net cash used in investing activities	(1,060,934)	(126,776)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	199,250	490,625
Revolving Credit Facility borrowings	1,118,000	386,062
Revolving Credit Facility repayments	(976,000)	(108,000)
Payment of debt issuance costs	(20,028)	(10,880)
Prior Credit Agreement borrowings	—	53,900
Prior Credit Agreement repayments	—	(804,975)
Redeemable noncontrolling interest contributions	5,985	—
Member distributions and other	(3,784)	(35,294)
Dividend to Class A common stock	(19,301)	—
Distributions to redeemable noncontrolling interests related to Class A common stock dividend	(58,705)	—
Distributions to redeemable noncontrolling interests related to Manager Compensation	(22,779)	—
Distributions to redeemable noncontrolling interests related to income taxes	(17,970)	—
Repurchase of redeemable noncontrolling interests related to Equity Transactions	(36,220)	—
Repurchase of noncontrolling interest	(4,060)	(1,414)
Noncontrolling interest distributions	(6,326)	(546)
Noncontrolling interest contributions	55	35,461
Net cash provided by (used in) financing activities	158,117	4,939
Net change in cash, cash equivalents and restricted cash	(105,463)	26,795
Cash, cash equivalents and restricted cash, beginning of period	135,117	41,420
Cash, cash equivalents and restricted cash, end of period	$29,654	$68,215

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Unhedged Adjusted EBITDAX, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Current Income Tax, Adjusted Dividends Paid and Net LTM Leverage. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
Crescent defines Adjusted EBITDAX as net income (loss) before interest expense, realized (gain) loss on interest rate derivatives, income tax expense, depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivative contracts, impairment of oil and natural gas properties, non-cash equity-based compensation, gain (loss) on sale of assets, other (income) expense, transaction and nonrecurring expenses and early settlement of derivative contracts and further adjusted to include Manager Compensation RNCI Distributions. Management believes Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to financing methods, corporate form or capital structure. The Company adjusts net income (loss) for the items listed above in arriving at Adjusted EBITDAX because these amounts can vary substantially within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. The Company’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Company’s Credit Agreement and the notes include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

Crescent defines Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash deferred financing cost amortization, realized gain (loss) on interest rate derivatives, current income tax provision (benefit), Income Tax Distributions and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions. Levered Free Cash Flow is not a measure of performance as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP performance measure that is used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Management believes Levered Free Cash Flow is a useful performance measure because it allows for an effective evaluation of operating and financial performance and the ability of the Company’s operations to generate cash flow that is available to reduce leverage or distribute to equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual operating performance or investing activities. The Company’s computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table reconciles Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net income (loss)	$555,349	$(162,043)	$431,240	$(601,172)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	27,057	12,984	68,518	37,810
Realized (gain) loss on interest rate derivatives	—	351	—	7,373
Income tax expense (benefit)	38,455	393	34,528	407
Depreciation, depletion and amortization	145,008	73,025	375,600	233,122
Exploration expense	1,909	754	3,848	833
Non-cash (gain) loss on derivatives	(416,842)	189,119	(8,812)	493,698
Non-cash equity-based compensation expense	5,836	4,318	26,306	14,054
(Gain) loss on sale of assets	(127)	(1)	(5,114)	(9,418)
Other (income) expense	2,670	49	4,472	55
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(4)	(9,471)	—	(29,599)	—
Transaction and nonrecurring expenses(5)	8,861	7,619	25,968	12,438
Early settlement of derivative contracts(6)	—	—	—	198,688
Adjusted EBITDAX (non-GAAP)	$358,705	$126,568	$926,955	$387,888
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash deferred financing cost amortization	(24,552)	(9,043)	(62,087)	(28,460)
Realized (gain) loss on interest rate derivatives	—	(351)	—	(7,373)
Current income tax benefit (expense)	877	(393)	(7,099)	(407)
Tax-related redeemable noncontrolling interest distributions made by OpCo	(803)	—	(17,970)	—
Development of oil and natural gas properties	(189,928)	(42,899)	(468,796)	(107,998)
Levered Free Cash Flow (non-GAAP)	$144,299	$73,882	$371,003	$243,650

Reconciliation of Operating Cash Flow to Levered Free Cash Flow (non-GAAP)
The table below reconciles net cash provided by operating activities to Levered Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net cash provided by operating activities	$398,900	$112,954	$797,354	$148,632
Changes in operating assets and liabilities	(83,092)	(6,421)	(42,256)	(6,091)
Restructuring of acquired derivative contracts(7)	—	—	51,994	—
Settlement of acquired derivatives contracts	15,945	—	39,046	—
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(4)	(9,471)	—	(29,599)	—
Tax-related redeemable noncontrolling interest distributions made by OpCo	(803)	—	(17,970)	—
Transaction and nonrecurring expenses(5)	8,861	7,619	25,968	12,438
Early settlement of derivative contracts(6)	—	—	—	198,688
Other(8)	3,887	2,629	15,262	(2,019)
Adjusted cash provided by operating activities	$334,227	$116,781	$839,799	$351,648
Development of oil and natural gas properties	(189,928)	(42,899)	(468,796)	(107,998)
Levered Free Cash Flow (non-GAAP)	$144,299	$73,882	$371,003	$243,650

Unhedged Adjusted EBITDAX
Crescent defines Unhedged Adjusted EBITDAX as Adjusted EBITDAX plus realized (gain) loss on commodity derivatives. Management believes Unhedged Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to commodity derivatives, which can vary substantially within its industry depending upon peers hedging strategies and when hedges were entered into. Unhedged Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Unhedged Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s realized derivative loss or gain, cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Unhedged Adjusted EBITDAX. The Company’s presentation of Unhedged Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Unhedged Adjusted EBITDAX may not be identical to other similarly titled measures of other companies.

The following table presents a reconciliation of Unhedged Adjusted EBITDAX (non-GAAP) to Adjusted EBITDAX (non-GAAP). In the table above, Adjusted EBITDAX (non-GAAP) is reconciled to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Adjusted EBITDAX (non-GAAP)	$358,705	$126,568	$926,955	$387,888
Plus: realized (gain) loss on commodity derivatives	211,712	92,752	654,377	185,273
Unhedged Adjusted EBITDAX (non-GAAP)	$570,417	$219,320	$1,581,332	$573,161

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net income (loss)	$555,349	$(162,043)	$431,240	$(601,172)
Unrealized (gain) loss on derivatives	(416,842)	189,119	(8,812)	493,698
Non-cash equity-based compensation expense(3)	5,836	4,318	26,306	14,054
(Gain) loss on sale of assets	(127)	(1)	(5,114)	(9,418)
Transaction and nonrecurring expenses	8,861	7,619	25,968	12,438
Tax effects of adjustments(9)	25,710	—	(2,364)	—
Adjusted Net Income (non-GAAP)	$178,787	$39,012	$467,224	$(90,400)

Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation RNCI Distributions(4). Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and non-cash equity-based compensation and includes the portion of Manager compensation that is not reflected as G&A expense, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX, Adjusted Unhedged EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
General and administrative expense	$17,311	$11,024	$59,489	$33,775
Less: non-cash equity-based compensation expense	(5,836)	(4,891)	(26,306)	(14,627)
Less: transaction and nonrecurring expenses(10)	(1,558)	(3,262)	(6,951)	(10,703)
Plus: Manager Compensation RNCI Distributions(4)	9,471	—	29,599	—
Adjusted Recurring Cash G&A(3)	$19,388	$2,871	$55,831	$8,445

Adjusted Current Income Tax
Crescent defines Adjusted Current Income Tax as current income tax provision (benefit) plus Income Tax RNCI Distributions. Management believes Adjusted Current Income Tax is a useful performance measure because it reflects as tax provision (benefit) the amount of cash distributed for taxes that is otherwise classified as redeemable noncontrolling interest distributions, facilitating the ability for investors to compare Crescent’s tax provision (benefit) against peer companies, and is included in the Company’s Levered Free Cash Flow calculation for historical periods and for periods for which guidance is provided.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Current income tax provision (benefit)(11)	$(877)	$393	$7,099	$407
Tax RNCI Distributions	803	—	17,970	—
Adjusted Current Income Tax	$(74)	$393	$25,069	$407

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A common stock plus Dividend RNCI Distributions. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Dividend to Class A common stock	$7,133	$—	$19,301	$—
Dividend RNCI Distributions	21,701	—	58,705	—
Adjusted Dividends Paid	$28,834	$—	$78,006	$—
Net LTM Leverage
Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing Crescent’s Revolving Credit Facility. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for

EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

September 30, 2022
(in thousands)
Total principal debt(12)	$1,385,000
Less: cash and cash equivalents	(22,478)
Net Debt	$1,362,522

LTM Adjusted EBITDAX for Leverage Ratio	$1,333,728

Net LTM Leverage	1.0x

(4)Relates to the pro rata share of Manager Compensation attributable to Class B shareholders (redeemable noncontrolling interests), which began on December 7, 2021, at close of the acquisition of Contango Oil & Gas Company and related restructuring of Crescent (the "Merger Transactions") when our Up-C structure was established. If the Merger Transactions had occurred on January 1, 2021, Manager Compensation RNCI Distributions for the three and nine months ended September 30, 2021, would have increased by approximately $10.0 million, or $1.20 per Boe, and $30.1 million, or $1.19 per Boe, respectively.
(5)Transaction and nonrecurring expenses of $8.9 million for the three months ended September 30, 2022 were primarily related to (i) merger integration costs and (ii) transition service agreement costs incurred for the Uinta Transaction. Transaction and nonrecurring expenses of $7.6 million for the three months ended September 30, 2021 were primarily related to legal, consulting and other fees incurred for the Merger Transactions. Transaction and nonrecurring expenses of $26.0 million for the nine months ended September 30, 2022, were primarily related to (i) legal, consulting, transition service agreement costs, related restructuring of acquired derivative contracts and other fees incurred for the Uinta Transaction and Merger Transactions, (ii) severance costs subsequent to the Merger Transactions, (iii) merger integration costs, and (iv) acquisition and debt transaction related costs. Transaction and nonrecurring expenses of $12.4 million for the nine months ended September 30, 2021, were primarily related to legal, consulting and other fees incurred for (i) redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by a certain third-party investor in exchange for its proportionate share of the underlying oil and natural gas interests held directly or indirectly by such subsidiaries, (ii) the redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by certain third-party investors in exchange for our membership interests in April 2021 and (iii) the Merger Transactions.
(6)Represents the settlement in June 2021 of certain outstanding derivative oil commodity contracts for open positions associated with calendar years 2022 and 2023. Subsequent to the settlement, we entered into commodity derivative contracts at prevailing market prices.
(7)In connection with the Uinta Acquisition, Crescent acquired commodity derivative liabilities totaling $180 million from the seller, which reduced the cash cost at closing of the Uinta Acquisition. Concurrent with the close of the transaction, Crescent settled certain of these acquired oil commodity derivative positions and entered into new commodity derivative contracts for 2022 with a swap price of $75 per barrel for a net cost of $52 million.
(8)Primarily relates to the settlement in June 2021 of certain outstanding derivative oil commodity contracts for open positions associated with calendar years 2022 and 2023. Subsequent to the settlement, we entered into commodity derivative contracts at prevailing market prices.
(9)Tax impact of adjustments is calculated using our estimated blended statutory rate of approximately 6% (after excluding noncontrolling interests) for the three and nine months ended September 30, 2022. For the three and nine months ended September 30, 2021, we were organized as a limited liability company and treated as a flow-through entity for U.S. federal income tax purposes and as a result have not applied a tax impact.
(10)Transaction and nonrecurring expenses of $1.6 million for the three months ended September 30, 2022, were primarily related to merger integration costs. Transaction and nonrecurring expenses of $3.3 million for the three months ended September 30, 2021, were primarily related to legal, consulting and other fees related to the Merger Transactions. Transaction and nonrecurring expenses of $7.0 million for the nine months ended September 30, 2022, were primarily related to legal, consulting, restructuring of acquired derivative contracts and other fees incurred for the Uinta Transaction and Merger Transactions, (iii) merger integration costs, and (iv) acquisition and debt transaction related costs. Transaction and nonrecurring expenses of $10.7 million for the nine months ended September 30, 2021, were primarily related to legal, consulting and other fees incurred for (i) redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by a certain third-party investor in exchange for its proportionate share of the underlying oil and natural gas interests held directly or indirectly by such subsidiaries, (ii) the redemption by certain of our consolidated subsidiaries of the noncontrolling equity interests held in such subsidiaries by certain third-party investors in exchange for our membership interests in April 2021 and (iii) the Merger Transactions.
(11)Current income tax provision (benefit) is the amount of income tax expense recognized in our statement of operations for the three and nine months ended September 30, 2022. Actual cash paid for income taxes for the three and nine months ended September 30, 2022, was $0.1 million and $7.9 million, respectively.
(12)Excludes $12.7 million of unamortized debt discount and issuance costs.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.